1                                        For further information contact:
                                         Ernie Mrozek (CFO) 901.766.1268
                                         Steve Bono (COM) 630.663.2150
                                         Bruce Byots (INV) 630.663.2906


FOR IMMEDIATE RELEASE
August 5, 2004


               SERVICEMASTER REPORTS 2004 SECOND QUARTER RESULTS;
               --------------------------------------------------
               REFLECTS CONTINUED GROWTH IN REVENUES AND EARNINGS
               --------------------------------------------------

     DOWNERS GROVE, Illinois,  August 5, 2004 - The ServiceMaster Company (NYSE:
SVM) today announced second quarter 2004 revenues of $1.1 billion, a 6 percent increase compared to the prior year. Second quarter earnings per share was $.24, 9 percent above the $.22 reported in 2003. For the six months, revenues of $1.8 billion were up 6 percent over the year ago period. Earnings per share from continuing operations was $.28, 17 percent above the $.24 reported in the prior year.

     "Again this quarter, every one of our business segments delivered top line growth. This reflects the hard work of our team and their unwavering dedication to transforming the customer experience," said Jonathan Ward, Chairman and CEO. "The earnings growth we have achieved during the last four quarters from our continuing operations indicates the soundness of our strategy of brand differentiation, organic sales growth, improving customer retention and price realization. We are proving that we can pursue this strategy while simultaneously making substantial changes in our sales channels and service offerings particularly at TruGreen ChemLawn and Terminix."


Review of Cash Flows and Balance Sheet

     Net cash flow provided by operating activities was $116 million in the first six months, compared to $60 million in the previous year. The majority of the improvement occurred in the first quarter and was a result of higher earnings and a decrease in the use of working capital, primarily due to the timing of vendor payments and the relative impact of incentive compensation accruals and payments.

     The Company completed approximately $40 million in share repurchases in the first six months of the year with the majority of activity occurring in the first quarter.

     Total debt on June 30, 2004 was $816 million, slightly below the prior year-end levels.

Outlook
--------

     "We are re-affirming our outlook for the year. We expect revenue growth to be in the mid-single digits and that earnings per share will grow somewhat faster than revenues. We project that for the last six months of the year, earnings per share should be comparable to last year, reflecting continued solid growth from operating activities offset by a lower level of gains from our American Home Shield investment portfolio and a higher effective tax rate," said Ward. "Economic conditions and consumer confidence continue to be favorable, although our results for the year continue to be tempered by large increases in key costs such as variable compensation (returning to more normal levels), insurance and fuel as well as our commitment to make appropriate investments to sustain our growth."

Business Review by Segment
--------------------------


TruGreen

     For the second quarter of 2004, the TruGreen segment reported revenues of $454 million, up 4 percent compared with the prior year. For the six months, the segment reported revenues of $678 million, up 6 percent compared to 2003. Operating income for the quarter was $66 million compared with $68 million in the prior year. For the six months, operating income was $63 million compared to $59 million in 2003.

     Revenues in the lawn care unit increased 6 percent and 9 percent in the quarter and six months, respectively, reflecting increased production and higher customer counts, supported by improved retention rates and more favorable weather conditions during the first quarter, partially offset by a modest decrease in new sales. The April 1, 2004 acquisition of Greenspace Services Limited (in Canada) contributed 4 percent and 3 percent of revenue for the quarter and six months, respectively. Operating income decreased by $4 million in the quarter and increased by $7 million in the six months. The decline in second quarter operating income was attributed to an increase in materials expense resulting from a change in the estimated allocation of annual fertilizer and weed control costs to first half applications, which are relatively more costly. This change accelerated recognition of approximately $6 million of expense into the second quarter that will result in a corresponding benefit in later quarters of 2004. The increase in operating income for the six months reflected higher revenues and labor and cost efficiencies partially offset by the aforementioned materials expense.

     Revenues in the landscaping unit were consistent with prior year levels in both the quarter and six months, reflecting comparable amounts in base contract maintenance combined with continued stronger enhancement sales volume, offset by last year's higher snow removal business in the first quarter of 2003. Operating income improved by $2 million in the quarter and declined by $3 million in the six months, respectively. The decline in profitability for the six months reflected a reduction in higher margin snow removal business and branch consolidation costs in the first quarter, combined with higher insurance related costs in both periods.

Terminix

     The Terminix segment reported second quarter 2004 revenues of $282 million, up 8 percent as compared to 2003. For the six months, the segment reported revenues of $519 million, up 7 percent compared to the prior year. The increase in revenue reflected improved pricing in termite renewals combined with strong growth in new termite completions. Overall growth in termite completion revenues reflected improved price realization and a strong increase in volume following last year's weather-plagued termite swarm season, offset by the previously disclosed mix shift from higher priced bait treatments to lower priced liquid treatments. Additionally, the pest control business experienced continued improvements in customer retention and revenues.

     Operating income for the quarter was $48 million compared with $42 million in the prior year. For the six months, operating income was $85 million compared to $75 million in 2003. The increase in operating income was primarily due to the increase in revenues and strong cost controls, partially offset by the mix shift from the higher priced bait treatments to liquid treatments. In both the second quarter of 2003 and 2004 the segment's results reflected a comparable level of favorable trending in termite damage claims from the portion of the customer base previously acquired from Sears.

American Home Shield

     The American Home Shield (AHS) segment reported second quarter 2004 revenues of $133 million, up 6 percent as compared to 2003. For the six months, the segment reported revenues of $236 million, up 7 percent compared to the prior year. AHS experienced strong growth in its consumer channels and more moderate growth in its renewal and real estate channels. New contract sales, which are reported as earned revenues over the subsequent twelve month contract period, increased at faster rates of 10 percent and 9 percent for the quarter and six months, respectively.

     Operating income for the quarter was $24 million compared with $23 million in the prior year. For the six months, operating income was $34 million compared to $31 million in 2003. As had been expected, operating income in the second quarter grew less rapidly than revenues, as the favorable effects of revenue growth were partially offset by a lower level of favorable trending in prior year contract claims activity than was realized in last year's second quarter, as well as current investments in key marketing and customer service initiatives.

American Residential Services and American Mechanical Services

     The American  Residential  Services (ARS) and American  Mechanical Services
(AMS) segment reported second quarter 2004 revenues of $180 million, up 4 percent as compared to 2003. For the six months, the segment reported revenues of $334 million, up 3 percent compared to the prior year. The segment experienced continued increases in construction and project revenue, as well as modest growth in its HVAC and plumbing service lines during the second quarter, an improvement over the unfavorable growth trends experienced over the prior several quarters. This growth was partially offset by a decrease in revenues due to operations shut-down in the second half of 2003.

     Operating income for the quarter was $2 million compared with $4 million in the prior year. For the six months, the segment reported an operating loss of $2 million compared to operating income of $3 million in 2003. This decline in profitability was primarily due to cyclically depressed project margins at AMS and higher marketing, fuel and insurance costs at ARS. Additionally, profitability was negatively impacted by a modest revenue mix shift to the lower margin construction business.

Other Operations

     The Other Operations segment reported second quarter revenues of $40 million, up 6 percent compared with the prior year. For the six months, the segment reported revenues of $78 million, also up 6 percent. The combined ServiceMaster Clean and Merry Maids franchise operations reported a combined increase in earned revenue of 8 percent in both the quarter and six months, primarily driven by continued strong results in disaster restoration and steadily improved internal growth in maid service.

     Operating loss for the quarter was $10 million compared with $12 million in the prior year. For the six months, operating loss was $19 million in both 2004 and 2003. The second quarter reduction in the segment's operating loss reflected an increase in profits from the franchise businesses and a reduction in overhead spending, partially offset by higher costs related to insurance and variable compensation.

Change in Dividend Payment Timing

     The ServiceMaster Company and its Board review dividend policy and other capital structure objectives on a regular basis. As part of this review, it was determined that prevailing corporate best practice in the United States is to have dividends declared in the same quarter that they are paid. To achieve this result, it will be necessary to slightly modify the Company's historic pattern of dividend declaration and payment dates. The Company plans to continue to approve and pay its dividends quarterly, with the payment schedule for each quarter pushed back one month, to the end of November, February, May and August. This change would become effective for the fourth quarter 2004 dividend payment, which was previously expected to be paid in October, and would now be declared in October and paid in November.

     In 2003, the Company recorded its 33rd consecutive year of annual growth in its dividend payment. Furthermore, as a result of the $.11 per share quarterly dividend paid in July 2004, the Company is on track to continue this consecutive growth trend for 2004.


Conference Call Details

     The Company will review these results and discuss its outlook in a call at 10:00 a.m. CT on August 5, 2004. Interested parties may listen to the call at
(800) 718-4684. The conference call will include Jon Ward, Chairman and Chief Executive Officer, and Ernie Mrozek, President and Chief Financial Officer. The call will be broadcast live and can be accessed at the ServiceMaster web site, www.svm.com. The call will be archived on the site for 30 days and may also be accessed for seven days at (800) 633-8284 (#21202158).

Company Overview

     ServiceMaster provides outsourcing services for more than 10.5 million residential and commercial customers. As America's Service Brands for Home and Business, the core service capabilities of ServiceMaster include lawn care and landscape maintenance, termite and pest control, plumbing, heating, ventilation and air conditioning services (HVAC), cleaning and disaster restoration, furniture repair and home warranty.

     These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, ARS Service Express, Rescue Rooter, American Mechanical Services, American Home Shield, ServiceMaster Clean, AmeriSpec, Merry Maids and Furniture Medic.

Business Segments

     The Company is primarily comprised of five business segments:

     The TruGreen segment includes the lawn care operations performed under the TruGreen ChemLawn brand name and landscaping services provided under the TruGreen LandCare brand name. The Terminix segment includes domestic termite and pest control services. The American Residential Services and American Mechanical Services segment includes heating, ventilation, air conditioning, electrical and plumbing services provided under the ARS Service Express, AMS and Rescue Rooter brand names. The American Home Shield segment offers warranty contracts on home systems and appliances and home inspection services through AmeriSpec. The Other Operations segment includes the Company's franchised operations, which include ServiceMaster Clean, Merry Maids, Furniture Medic, the Company's international operations and headquarters.

Forward-Looking Statements

     This press release contains statements concerning future results and other matters that may be deemed to be "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that these forward-looking statements, which look forward in time and include everything other than historical information, be subject to the safe harbors created by such legislation. The Company notes that these forward-looking statements involve risks and uncertainties that could affect its results of operations, financial condition or cash flows. Factors that could cause actual results to differ materially from those expressed or implied in a forward-looking statement include the following (among others): weather conditions that affect the demand for the Company's services; competition in the markets served by the Company; labor shortages or increases in wage rates;
unexpected increases in operating costs, such as higher insurance, self insurance and health care costs; higher fuel prices; increased governmental regulation including telemarketing; general economic conditions in the United States, especially as they may affect home sales or consumer spending levels; time and expenses associated with integrating and winding down businesses; and other factors described from time to time in documents filed by the Company with the Securities and Exchange Commission.

THE SERVICEMASTER COMPANY
(In thousands, except per share data)


                        Three Months Ended      Six Months Ended
                             June 30,                June 30,
Statements of Income
                         2004        2003        2004        2003
                      ----------- ----------- ----------- -----------
Operating Revenue     $ 1,088,716 $ 1,031,470 $ 1,845,607 $ 1,743,813

Operating Costs and Expenses:

Cost of services rendered
 and products sold        697,706     657,883   1,242,762   1,174,237
Selling and administra-
 tive expenses            260,128     247,049     439,438     416,257
Amortization expense        1,511       1,722       2,933       3,362
                      ----------- ----------- ----------- -----------
Total operating costs
 and expenses             959,345     906,654   1,685,133   1,593,856
                      ----------- ----------- ----------- -----------
Operating Income          129,371     124,816     160,474     149,957

Non-operating Expense (Income):

Interest expense           15,007      16,655      29,938      32,938
Interest and
 investment income         (3,036)     (3,125)     (7,606)     (4,344)
Minority interest and
 other expense, net         2,086       2,046       4,132       4,118
                      ----------- ----------- ----------- -----------
Income from
 Continuing Operations
 before Income Taxes      115,314     109,240     134,010     117,245
Provision for
 income taxes              44,626      42,911      51,861      46,073
                      ----------- ----------- ----------- -----------
Income from Continuing
 Operations                70,688      66,329      82,149      71,172

Loss from discontinued
 operations, net
 of income taxes             (292)       (779)       (554)       (947)
                      ----------- ----------- ----------- -----------
Net Income            $    70,396 $    65,550 $    81,595 $    70,225
                      =========== =========== =========== ===========

Diluted Earnings Per Share (1):

Income from continuing
 operations                $ 0.24      $ 0.22      $ 0.28      $ 0.24

Loss from discontinued
 operations                   ---         ---         ---         ---
                           ------      ------      ------      ------
Diluted Earnings
 Per Share                 $ 0.24      $ 0.22      $ 0.28      $ 0.23
                           ======      ======      ======      ======

Number of Shares -
  Diluted                 302,944     308,947     295,490     301,188


----------------------------------------------------------------------
Dividends Per Share       $ 0.105     $ 0.105      $ 0.21      $ 0.21
                          =======     =======      ======      ======
Price Range Per Share:
 High Price                $12.50      $10.95      $12.50      $11.41
 Low Price                  11.35        8.97       10.65        8.95
----------------------------------------------------------------------


THE SERVICEMASTER COMPANY
(In thousands)

Condensed Balance Sheets                             As of
                                             June 30,      Dec. 31,
                      Assets                   2004          2003
                                           ------------  ------------
  Cash and cash equivalents                $    176,196  $    228,161
  Marketable securities                          87,293        90,540
  Receivables, net of allowances                420,568       333,834
  Inventories and other current assets          297,812       232,966
  Assets in discontinued operations               4,894         5,273
                                           ------------  ------------
    Total Current Assets                        986,763       890,774
                                           ------------  ------------
  Intangible assets, primarily
   trade names and goodwill, net
   of accumulated amortization                1,765,248     1,732,659
  Property and equipment, net of
   accumulated depreciation                     184,779       179,515
  Long-term marketable securities                97,560        92,562
  Notes receivable and other assets              53,610        60,916
                                           ------------  ------------
    Total Assets                           $  3,087,960  $  2,956,426
                                           ============  ============
              Liabilities and Equity

  Current liabilities                      $    900,513  $    770,079
  Liabilities in discontinued operations         11,494        14,380
  Current debt maturities                        29,346        33,781
                                           ------------  ------------
    Total Current Liabilities                   941,353       818,240
                                           ------------  ------------
  Long-term debt                                786,431       785,490
  Other long-term obligations                   425,118       401,474
  Liabilities in discontinued operations         31,064        34,396
  Minority interest                             100,000       100,309
  Shareholders' equity                          803,994       816,517
                                           ------------  ------------
    Total Liab. and Shareholders' Equity   $  3,087,960  $  2,956,426
                                           ============  ============

                                                Six Months Ended
                                                     June 30,

Statements of Cash Flows                       2004          2003
                                           ------------  ------------


Cash and Cash Equivalents at January 1     $    228,161  $    227,177

Cash Flows from Operating Activities:

Net Income                                       81,595        70,225
Adjustments to reconcile net income to net
  cash flows from operating activities:
  Loss from discontinued operations                 554           947
  Depreciation                                   24,327        24,782
  Amortization                                    2,933         3,362
  Deferred income tax expense                    44,961        39,738
  Change in working capital, net
   of acquisitions                              (44,120)      (80,228)
  Other, net                                      5,446         1,554
                                           ------------  ------------
Net Cash Provided from Operating Activities     115,696        60,380
                                           ------------  ------------
Cash Flows from Investing Activities:
  Property additions                            (24,226)      (21,142)
  Sale of equipment and other assets              1,525         7,702
  Business acquisitions, net of cash acquired   (20,875)      (16,630)
  Notes receivable, financial investments
    and securities                               (3,370)      (20,173)
                                           ------------  ------------
Net Cash Used for Investing Activities          (46,946)      (50,243)
                                           ------------  ------------
Cash Flows from Financing Activities:
  Net payments of debt                          (17,751)      (15,256)
  Purchase of ServiceMaster stock               (41,286)      (48,975)
  Shareholders' dividends                       (61,314)      (62,815)
  Other                                           5,648         6,399
                                           ------------  ------------
Net Cash Used for Financing Activities         (114,703)     (120,647)
                                           ------------  ------------

                                           ------------  ------------
Cash Used for Discontinued Operations            (6,012)      (15,123)
                                           ------------  ------------

Cash Decrease During the Period                 (51,965)     (125,633)
                                           ------------  ------------
Cash and Cash Equivalents at June 30       $    176,196  $    101,544
                                           ============  ============

Note:

(1) The weighted-average common shares for the diluted earnings per share calculation includes the incremental effect related to outstanding options whose market price is in excess of the exercise price. Shares potentially issuable under convertible securities have been considered outstanding for purposes of the diluted earnings per share calculations. In computing diluted earnings per share, the after-tax interest expense related to convertible debentures is added back to net income in the numerator, while the diluted shares in the denominator include the shares issuable upon conversion of the debentures. Shares potentially issuable under convertible securities have been considered outstanding for the three months ended June 30, 2004 and 2003. However, for the six months ended June 30, 2004 and 2003, shares potentially issuable under convertible securities have not been considered outstanding as their inclusion results in a less dilutive computation. Had the inclusion of convertible securities not resulted in a less dilutive computation for the six months ended June 30, 2004 and 2003, incremental shares attributable to the assumed conversion of the debentures would have increased shares outstanding by 8.0 million shares and 8.2 million shares, respectively, and the after-tax interest expense related to the convertible debentures that would have been added to net income in the numerator would have been $2.4 million for both periods.

The following table reconciles both the numerator and the denominator of the basic earnings per share from continuing operations computation to the numerator and the denominator of the diluted earnings per share from continuing operations computation:

(in thousands, except per share data)

                                   Three months ended
                                      June 30, 2004

Continuing Operations:         Income     Shares      EPS
----------------------        --------    -------   ------
Basic EPS                     $ 70,688    289,887   $ 0.24

Effect of dilutive securities, net of tax:
 Options                                    5,057
 Convertible Securities          1,178      8,000
                              --------    -------
Diluted EPS                   $ 71,866    302,944   $ 0.24
                              ========    =======   ======

                                   Three months ended
                                      June 30, 2003

Continuing Operations:         Income     Shares      EPS
----------------------        --------    -------   ------
Basic EPS                     $ 66,329    296,819   $ 0.22

Effect of dilutive securities, net of tax:
 Options                                    3,928
 Convertible Securities          1,195      8,200
                              --------    -------
Diluted EPS                   $ 67,524    308,947   $ 0.22
                              ========    =======   ======

                                    Six months ended
                                      June 30, 2004

Continuing Operations:         Income     Shares      EPS
----------------------        --------    -------   ------
Basic EPS                     $ 82,149    290,843   $ 0.28

Effect of dilutive securities, net of tax:
 Options                                    4,647
                              --------    -------
Diluted EPS                   $ 82,149    295,490   $ 0.28
                              ========    =======   ======

                                    Six months ended
                                      June 30, 2003

Continuing Operations:         Income     Shares      EPS
----------------------        --------    -------   ------
Basic EPS                     $ 71,172    297,307   $ 0.24

Effect of dilutive securities, net of tax:
 Options                                    3,881
                              --------    -------
Diluted EPS                   $ 71,172    301,188   $ 0.24
                              ========    =======   ======

THE SERVICEMASTER COMPANY
(In thousands)


Segment Summaries
                            For the three months ended June 30,
                                2004          2003     % Change
                            ------------  -----------  --------
Operating Revenue:
 TruGreen                   $    453,710  $   434,290        4%
 Terminix                        282,318      260,588        8%
 American Home Shield            133,462      126,149        6%
 ARS/AMS                         179,697      172,977        4%
 Other Operations                 39,529       37,466        6%
                            ------------  -----------  --------
Total Operating Revenue     $  1,088,716  $ 1,031,470        6%
                            ============  ===========  ========



Operating Income:
 TruGreen                   $     65,897  $    67,959       -3%
 Terminix                         48,483       41,897       16%
 American Home Shield             23,837       23,162        3%
 ARS/AMS                           1,613        3,838      -58%
 Other Operations                (10,459)     (12,040)      13%
                            ------------  -----------  --------
Total Operating Income      $    129,371  $   124,816        4%
                            ============  ===========  ========

                              For the six months ended June 30,
                                2004          2003     % Change
                            ------------  -----------  --------
Operating Revenue:
 TruGreen                   $    678,369  $   638,837        6%
 Terminix                        519,114      486,494        7%
 American Home Shield            236,259      220,373        7%
 ARS/AMS                         333,681      324,410        3%
 Other Operations                 78,184       73,699        6%
                            ------------  -----------  --------
Total Operating Revenue     $  1,845,607  $ 1,743,813        6%
                            ============  ===========  ========

Operating Income:
 TruGreen                   $     62,999  $    59,409        6%
 Terminix                         84,737       75,425       12%
 American Home Shield             33,953       31,321        8%
 ARS/AMS                          (2,035)       2,668       N/M
 Other Operations                (19,180)     (18,866)      -2%
                            ------------  -----------  --------
Total Operating Income      $    160,474  $   149,957        7%
                            ============  ===========  ========



                                       As of June 30,
                                2004          2003     % Change
                            ------------  -----------  --------
Capital Employed:
 TruGreen                   $    895,246  $ 1,063,659      -16%
 Terminix                        602,811      577,985        4%
 American Home Shield            144,082      119,337       21%
 ARS/AMS                          93,933      387,016      -76%
 Other Operations and
  Discontinued Operations        (16,301)     (26,746)      39%
                            ------------  -----------  --------
Total Capital Employed      $  1,719,771  $ 2,121,251      -19%
                            ============  ===========  ========

Capital employed is defined as the segment's total assets less liabilities, exclusive of debt balances. The Company believes these figures are useful to investors in helping them compute return on capital measures and therefore better understand the performance of the Company's business segments.

Key Performance Indicators
                                      Rolling twelve month metrics
                                             as of June 30,

                                            2004      2003
                                           -------  -------

 TruGreen ChemLawn -
  Growth in Full Program Contracts              8%       2%
  Customer Retention Rate                    66.8%    64.1%

 Terminix -
  Growth in Pest Control Customers              6%       1%
  Pest Control Customer Retention Rate       79.3%    75.8%

  Growth in Termite Customers                  -1%      -2%
  Termite Customer Retention Rate            88.7%    88.6%

 American Home Shield -
  Growth in Warranty Contracts                  6%       9%
  Customer Retention Rate                    54.9%    55.1% (a)


 (a) Restated to conform with the 2004 calculation.